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JETBLUE ANNOUNCES FIRST QUARTER RESULTS

New York, NY (April 22, 2008) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2008:

•	Operating revenues for the quarter totaled $816 million, representing growth of 34.2% over operating revenues of $608 million in the first quarter of 2007.
•	Operating income for the quarter was $17 million, resulting in a 2.2% operating margin, compared to an operating loss of $13 million and a negative 2.2% operating margin in the first quarter of 2007.
•	Pre-tax loss for the quarter was $13 million, compared with a pre-tax loss of $45 million in the year-ago period.
•	Net loss for the quarter was $8 million, representing a net loss of $0.04 per diluted share, compared with first quarter 2007 net loss of $22 million, or a loss of $0.12 per diluted share.
•	Cash and cash equivalents of $713 million and $313 million of investment securities at the end of the first quarter.

“We are pleased with our strong unit revenue performance and cost discipline during the quarter,” said Dave Barger, JetBlue’s CEO. “We continue to see healthy demand throughout our network, and we are encouraged with the industry’s more disciplined approach to capacity. However, JetBlue is not immune to the unprecedented rise in fuel prices, and we are taking steps to respond to this environment.

“We have further reduced our 2008 capacity growth to three to five percent by aggressively managing our flight schedule after the peak summer travel period, and we intend to make further adjustments to our network as necessary. We will also continue our focus on cost discipline and revenue enhancements,” said Barger.

JetBlue Announces New Checked Bag Policy

JetBlue announced today that it has changed its checked bag policy to allow customers to check one bag at no charge and a second bag for a $20 service fee. This new policy becomes effective for customers traveling on or after June 1, 2008. “We have found that a majority of our customers check only one bag, and with this new policy, customers who check extra bags may continue to do so for a nominal fee designed to offset the extra fuel required to transport the extra bags, which will help us maintain our competitive fares for all our customers,” said Barger.

Operational Performance

For the first quarter, revenue passenger miles increased 10.4% year-over-year to 6.5 billion on a capacity increase of 13.9%, resulting in a first quarter load factor of 78.2%, a decrease of 2.4 points year over year. Yield per passenger mile in the first quarter was 11.40 cents, up 20.2% compared to the first quarter of 2007. Passenger revenue per available seat mile (PRASM) for the first quarter 2008 increased 16.5% year-over-year to 8.92 cents.

JetBlue’s operating expense per available seat mile (CASM) for the first quarter increased 12.8% year-over-year to 9.51 cents. Excluding fuel, CASM decreased 0.2% to 5.84 cents. During the quarter, JetBlue’s realized fuel price was $2.65 per gallon, a 40.5% increase over first quarter 2007 realized fuel price of $1.88.

Russ Chew, JetBlue’s President and COO, commented, “Our solid operational performance — against the backdrop of record high fuel prices and a weakening economic environment — reflects the outstanding efforts of our 12,000 crewmembers. While this is a difficult environment for the industry, we believe JetBlue is well-positioned with a terrific brand, outstanding crewmembers, a strong cash position, and a flexible fleet order book. We are optimistic about the opportunities that lie ahead.”

Recent JetBlue highlights include:

•	JetBlue’s partnership with Aer Lingus went into effect, enabling customers to book a single low fare reservation between Ireland and more than 25 continental U.S. destinations.
•	JetBlue reconfigured its Airbus A320 fleet to offer customers Even More Legroom(tm) — 38 inches of seat pitch in selected rows for a small additional fee.
•

JetBlue announced Orlando International Airport as its seventh focus city with plans to expand into new gates and the establishment of a local crew base for JetBlue’s pilots and inflight crewmembers. JetBlue also launched new service from Orlando to Cancun, Mexico and Santo Domingo, Dominican Republic, the only nonstop service from Orlando to these cities.

•	JetBlue was ranked top airline in Business Week magazine’s list of “Customer Service Champs,” the magazine’s ranking of the best providers of customer service.

Second Quarter and Full Year Outlook

Looking ahead, for the second quarter of 2008, JetBlue expects to report an operating margin between one and three percent based on an assumed aircraft fuel cost per gallon of $3.09, net of hedges. Pre-tax margin for the quarter is expected to be between negative three and negative one percent. PRASM is expected to increase between eight and ten percent year over year. CASM is expected to increase between 22 and 24 percent over the year-ago period. Excluding fuel, CASM in the second quarter is expected to increase between six and eight percent year over year. Capacity is expected to increase between three and five percent in the second quarter and stage length is expected to increase roughly one percent over the same period last year.

For the full year 2008, JetBlue expects to report an operating margin between two and four percent based on an assumed aircraft fuel cost per gallon of $3.05, net of hedges. Pre-tax margin for the full year is expected to be between negative two and zero percent. PRASM for the full year is expected to increase between 12 and 14 percent year over year. CASM for the full year is expected to increase between 20 and 22 percent over full year 2007. Excluding fuel, CASM in 2008 is expected to increase between six and eight percent year over year. Capacity for the full year 2008 is expected to increase between three and five percent over 2007 and stage length is expected to remain flat over full year 2007.

JetBlue will conduct a conference call to discuss its quarterly earnings today, April 22, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue

New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers Lots of Legroom and super-spacious Even More Legroom seats. JetBlue introduced complimentary in-flight e-mail and instant messaging services on aircraft “BetaBlue,” a first among U.S. domestic airlines. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 53 cities with 550 daily flights. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2007 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,				Percent
	2008		2007		Change
OPERATING REVENUES
Passenger	$748		$564		32.7
Other	68		44		53.1
Total operating revenues	816		608		34.2
OPERATING EXPENSES
Aircraft fuel	308		190		61.8
Salaries, wages and benefits	178		164		8.5
Landing fees and other rents	51		45		14.1
Depreciation and amortization	45		42		5.8
Aircraft rent	32		30		7.9
Sales and marketing	39		29		33.3
Maintenance materials and repairs	33		26		28.4
Other operating expenses	113		95		17.8
Total operating expenses	799		621		28.5
OPERATING INCOME (LOSS)	17		(13)
Operating margin	2.2%		(2.2	) %	4.4	pts.
OTHER INCOME (EXPENSE)
Interest expense	(56)		(52)		7.0
Capitalized interest	14		8		62.2
Interest income and other	12		12		(5.1)
Total other income (expense)	(30)		(32)		(3.2)
INCOME (LOSS) BEFORE INCOME TAXES	(13)		(45)
Pre-tax margin	(1.5	) %	(7.3	) %	5.8	pts.
Income tax benefit	(5)		(23)
NET LOSS	$(8)		$(22)
LOSS PER COMMON SHARE:
Basic	$(0.04)		$(0.12)
Diluted	$(0.04)		$(0.12)
Weighted average shares outstanding (thousands):
Basic	214,416		178,204
Diluted	214,416		178,204

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended March 31,		Percent
	2008	2007	Change

Revenue passengers (thousands)	5,518	5,091	8.4
Revenue passenger miles (millions)	6,563	5,942	10.4
Available seat miles (ASMs) (millions)	8,395	7,370	13.9
Load factor	78.2%	80.6%	(2.4	) pts.
Breakeven load factor (a)	82.2%	88.1%	(5.9	) pts.
Aircraft utilization (hours per day)	12.9	12.6	2.4
Average fare	$135.64	$110.79	22.4
Yield per passenger mile (cents)	11.40	9.49	20.2
Passenger revenue per ASM (cents)	8.92	7.65	16.5
Operating revenue per ASM (cents)	9.72	8.25	17.8
Operating expense per ASM (cents)	9.51	8.43	12.8
Operating expense per ASM, excluding fuel (cents)	5.84	5.85	(0.2)
Airline operating expense per ASM (cents) (a)	9.37	8.36	12.1
Departures	52,265	46,574	12.2
Average stage length (miles)	1,131	1,086	4.2
Average number of operating aircraft during period	136.3	121.5	12.2
Average fuel cost per gallon	$2.65	$1.88	40.5
Fuel gallons consumed (millions)	117	101	15.1
Percent of sales through jetblue.com during period	76.7%	76.4%	0.3	pts.
Full-time equivalent employees at period end (a)	10,165	9,260	9.8

(a) Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)

	March 31, 2008	December 31, 2007
Cash and cash equivalents	$713	$190
Total investment securities	313	644
Total assets	6,050	5,598
Total debt	3,097	3,048
Stockholders’ equity	1,329	1,036